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                                 SCHEDULE 13G

                                (RULE 13d-102)

  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
       (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2.

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                           (Amendment No.       )*


                                  CERBCO INC.
      -----------------------------------------------------------------
                               (Name of Issuer)

                                     COMMON
      -----------------------------------------------------------------
                        (Title of Class of Securities)

                                   156713109
      -----------------------------------------------------------------
                                (CUSIP Number)

                                    9/18/00
      -----------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)





      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


           [  ]  Rule 13d-1(b)

           [ X]  Rule 13d-1(c)

           [  ]  Rule 13d-1(d)


      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.                           13G                   PAGE     OF    PAGES


1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   JOHN C. BOLAND


2    Check the Appropriate Box if a Member of a Group
     (See Instructions)
                                                                      (a) [  ]
                                                                      (b) [  ]


3    SEC Use Only




4    Citizenship or Place of Organization

                            US

                    5    Sole Voting Power

                            63,200


   Number of        6    Shared Voting Power
    Shares
 Beneficially
   Owned by
     Each
   Reporting        7    Sole Dispositive Power
    Person
     With                   63,200


                    8    Shared Dispositive Power




9    Aggregate Amount Beneficially Owned by Each Reporting Person

                            6900



10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares     [  ]
     (See Instructions)



11   Percent of Class Represented by Amount in Row 9

                            0.6


12   Type of Reporting Person (See Instructions)




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CUSIP NO.                           13G                   PAGE     OF    PAGES


1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   REMNANT PARTNERS L.P.


2    Check the Appropriate Box if a Member of a Group
     (See Instructions)
                                                                      (a) [  ]
                                                                      (b) [  ]


3    SEC Use Only




4    Citizenship or Place of Organization



                    5    Sole Voting Power

                            56,300


   Number of        6    Shared Voting Power
    Shares
 Beneficially
   Owned by
     Each
   Reporting        7    Sole Dispositive Power
    Person
     With                   56,300


                    8    Shared Dispositive Power




9    Aggregate Amount Beneficially Owned by Each Reporting Person

                            56,300



10   Check if the Aggregate Amount in Row (9) Excludes Certain Shares     [  ]
     (See Instructions)



11   Percent of Class Represented by Amount in Row 9

                            4.7


12   Type of Reporting Person (See Instructions)




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Item 1(a)     Name of Issuer:

                     CERBCO, INC.
              ----------------------------------------------------------------

Item 1(b)     Address of Issuer's Principal Executive Offices:

                     3421 PENNSY DRIVE, LANDOVER MD  20785
              ----------------------------------------------------------------

Item 2(a)     Name of Person Filing:

                     REMNANT PARTNERS L.P.
              ----------------------------------------------------------------

Item 2(b)     Address of Principal Business Office or, if None, Residence:

               28 ALLEGHENY AVE., #505, TOWSON MD  21204
              ----------------------------------------------------------------

Item 2(c).    Citizenship:

                            US
              ----------------------------------------------------------------

Item 2(d).    Title of Class of Securities:

                            COMMON
              ----------------------------------------------------------------

Item 2(e).    CUSIP Number:

                            156713109
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Item 3.    If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b)
                or (c), check whether the person filing is a:


           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

           (b)  [  ] Bank as defined in Section 3(a)(6) of the Exchange Act.

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

           (j)  [  ] Group, in accordance with Rule 13d-1(b)(I)(ii)(J).


Item 4.    Ownership.

           (a)  Amount Beneficially owned

                       63,200

           (b)  Percent of class:

                       5.3

           (c)  Number of Shares as to which the person has:


           (i)   Sole power to vote or to direct the vote
                       63,200
           (ii)  Shared power to vote or to direct the vote
                       --
           (iii) Sole power to dispose or to direct the
                 disposition of
                       63,200
           (iv) Shared power to dispose or to direct the disposition of

                       0

Item 5.    Ownership of Five Percent or Less of a Class.

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.    Ownership of More Than Five Percent on Behalf of Another
           Person.




Item 7.    Identification and Classification of Subsidiary Which
           Acquired the Security Being Reported on by the Parent
           Holding Company or Control Person.




Item 8.    Identification and Classification of Members of the Group.




Item 9.    Notice of Dissolution of Group.




Item 10.   Certifications.

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                                  SIGNATURE

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             By: /s/ John C. Boland
                                ----------------------------------
                                Title:  PRESIDENT OF
                                        THE GENERAL PARTNER


Dated: